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                                                                 Exhibit (l)(23)

                               PURCHASE AGREEMENT

     Northern Funds (the "Trust"), a Delaware statutory trust, and Eric K. Schweitzer (the "Purchaser"), hereby agree as follows:

     1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases ten shares of the Multi-Manager Mid Cap Fund, Multi-Manager Small Cap Fund and Multi-Manager International Equity Fund (collectively the "Multi-Manager Shares") for $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in full payment for the Multi-Manager Shares.

     2. The Purchaser represents and warrants to the Trust that the Multi-Manager Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of May 5, 2006.

                                       NORTHERN FUNDS


                                       By: /s/ Lloyd A. Wennlund
                                           -------------------------------------


                                       ERIC K. SCHWEITZER


                                       By: /s/ Eric K. Schweitzer
                                           -------------------------------------